Exhibit 99.1

First National Community Bancorp Inc. Appoints

Thomas J. Melone to the Board of Directors

Appointment Adds Additional Financial and Industry Background to FNCB Board

Dumore, Pa., June 1, 2011—First National Community Bancorp Inc., (OTC Markets Group, Inc.: FNCB), the parent company of Dunmore-based First National Community Bank, today announced the appointment of Thomas J. Melone, C.P.A. to its board of directors. Melone, a Pittston, Pa. native and resident, was elected at a meeting of the Board on May 25, 2011.

“Thomas brings nearly 30 years of accounting experience and a strong network of community relationships and partnerships to our board,” said Dominick L. DeNaples, Chairman of the Board. “His accounting and industry expertise will make him a valuable resource for the Company as we continue to rebuild our financial strength. We believe that his election demonstrates the Company’s commitment to actively recruit individuals with the skills and expertise necessary to elevate our Board oversight capabilities.”

Melone serves as a partner for the Albert B. Melone Company, a leading provider of accounting, tax and consulting services throughout the Northeast Pennsylvania region. He leads the firm’s Tax Preparation and Advisory Services line as well as its Small Business Advisory and Consulting Services business line. Additionally, he has extensive experience in the financial management of public school districts operating in the Commonwealth of Pennsylvania.

Melone is an active member of several business and community organizations including the American Institute of Certified Public Accountants (AICPA), Pennsylvania Institute of Certified Public Accountants (PICPA), Allied Services/John Heinz Institute of Rehabilitation Medicine, and Our Lady of Mount Carmel. He has also served as an advisory board member for Landmark Community Bank. He is a 1980 graduate of King’s College where he earned his Bachelor of Science degree in accounting.

About First National Community Bank:

First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

For more information about FNCB, visit www.fncb.com.

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MEDIA CONTACT:

Joseph J. Earyes

SVP and Retail Banking Officer

First National Community Bank

(570) 348-6438

jearyes@fncb.com